UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2007

Lumera Corporation
_____________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50862	91-2011728
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification
Number)

	19910 North Creek Parkway, Bothell, Washington	98011
	(Address of principal executive offices)	(Zip code)

Registrant's telephone number, including area code: (425) 415-6900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Lumera Corporation ("Lumera") announced that Mr. Thomas D. Mino has resigned as President and Chief Executive Officer of Lumera as of August 14, 2007. Mr. Mino also tendered his resignation from the Board of Directors, which was accepted effective as of August 14, 2007. Mr. Mino is expected to continue to serve Lumera as a consultant.

Effective August 14, 2007, the Board of Directors of Lumera elected Joseph J. Vallner as President and Interim Chief Executive Officer of Lumera while Lumera searches for a permanent Chief Executive Officer. Mr. Vallner, age 60, has served as a director of Lumera since June 2006 and is currently serving as Chief Executive Officer of Lumera’s subsidiary, Plexera Bioscience LLC. Prior to Lumera, Mr. Vallner was President and Chief Executive Officer of Capnia, a private company developing novel therapeutic products using its proprietary medical gas delivery system. From 1999 until 2006, he was President and Chief Operating Officer of Cell Genesys, where he was responsible for the research, development, manufacturing, clinical, regulatory and operations departments. Mr. Vallner also serves as a board member of the California Healthcare Institute.

Lumera and Mr. Vallner have entered into an agreement providing that Mr. Vallner will serve as Interim Chief Executive Officer for an initial term of nine months and will be compensated the equivalent of a $300,000 yearly salary (pro rated for the time actually served) for his service to Lumera and Plexera. Mr. Vallner has also been granted an option to purchase 50,000 shares of Lumera’s common stock which will vest on March 1, 2008, unless he is terminated for Cause (as defined in the agreement) or resigns.

In connection with the foregoing, Lumera issued a press release which is attached as Exhibit 99.1 hereto.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) The following exhibit is being furnished herewith:

99.1	Press Release issued by Lumera dated August 15, 2007.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUMERA CORPORATION

By:	/s/ Peter Biere
Name: Peter J. Biere
Title: Chief Financial Officer and Treasurer

Date: August 16, 2007

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release issued by Lumera dated August 15, 2007.